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                                                                   Exhibit 99.1


FOR IMMEDIATE RELEASE:  November 16, 2003

CONTACT:  Don Smith
          724-352-7520

                 SYLVAN INC. ANNOUNCES AGREEMENT TO BE ACQUIRED

Saxonburg, PA - November 16, 2003: Sylvan Inc. (Nasdaq: SYLN) announced today that it has entered into a definitive agreement with Snyder Associated Companies, Inc. of Kittanning, Pennsylvania, which will result in a merger between Sylvan and a Snyder affiliate. The value of the transaction, including the assumption of debt, is estimated to exceed $95 million. Under the terms of the agreement, each shareholder of Sylvan is expected to receive $12.25 per share in cash. Dennis C. Zensen, Sylvan's Chairman and CEO, and certain other members of management are expected to have an equity stake in the new company after the transaction.

The Sylvan board of directors, upon the unanimous recommendation of its special committee of independent directors, has approved the merger and the agreement. Lane, Berry & Co. International and Morgan Joseph & Co. Inc. acted as financial advisors to the special committee and each of them rendered a fairness opinion with respect to the merger.

The merger is subject to certain conditions including the approval by a majority of the shareholders of Sylvan and approval from certain regulatory authorities. The company expects to be able to convene a meeting of its shareholders for that purpose in the first quarter of 2004 and, if approved by Sylvan's shareholders, the transaction is expected to be completed shortly thereafter. The company also postponed its annual meeting to December 29, 2003.

Snyder Associated Companies, Inc. is a privately held company involved in the production of oil, natural gas, mineral aggregates and fresh mushrooms, the mining of coal and limestone and the manufacture of cement and concrete products, among other businesses. Sylvan Inc., with 2002 revenues of $88.2 million, is a leader in fungal technology and a preeminent worldwide producer and distributor of products for the mushroom industry. It specializes in spawn (the equivalent of seed for mushrooms) and other spawn-related products and services, and is a major grower of fresh mushrooms in the United States.


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